Exhibit 99.2
July 24, 2006
Micromet Announces Definitive Agreement for $8.0 Million Private Placement
Carlsbad, CA, – July 24, 2006 – Micromet, Inc. (NASDAQ: MITI), a transatlantic biotechnology company focused on the development of antibody-based pharmaceutical products for the treatment of cancer, autoimmune and inflammatory diseases, today announced that it has entered into a definitive agreement with funds managed by NGN Capital LLC to raise approximately $8.0 million in a private placement. Under the terms of the financing, Micromet is expected to sell 2,222,222 shares of common stock at $3.60 per share, a discount of 7.8% to the closing price of Friday, July 21, 2006. In addition, funds managed by NGN Capital LLC will receive warrants to purchase 555,556 shares of common stock at $5.00 per share. Cowen and Company served as the exclusive placement agent on the offering.
The net proceeds of the financing will be used for continued research and development of Micromet’s product candidates and the relocation of its United States headquarters to the East Coast. Dr. Peter Johann, a Managing General Partner of NGN Capital LLC, will join the Company’s board of directors.
“We would like to welcome Peter to the board. Peter has longstanding experience in the commercialization of pharmaceuticals and served in senior functions running corporate and business development at pharmaceutical companies. His experience fits well with the corporate goals of an emerging biopharmaceutical company like Micromet,” commented Christian Itin, President and CEO of Micromet, Inc.
“NGN is very familiar with Micromet and its exciting pipeline and BiTE ® platform technology. We are delighted to have the opportunity to make an investment in such an outstanding company. We look forward to working with the Board of Directors and the management of the company to enhance the value of Micromet,” said Peter Johann.
This news release is not an offer to sell or the solicitation of an offer to buy the securities discussed herein. These securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. Micromet, Inc. has agreed to file a registration statement with respect to the shares within 45 days following the closing of the private placement. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.
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Contact Information
Investors: Ines-Regina Buth
(760) 494-4235 (US)
+49 (0)89 895277 221 (Europe)
ines.buth@micromet-inc.com
Media Europe: Evelyn Wolf
+49 (0)89 895277 220
evelyn.wolf@micromet-inc.com
Media US: Susan Noonan
(212) 966-3650
susan@sanoonan.com

About Micromet, Inc. (www.micromet-inc.com)
Micromet, Inc. is a biopharmaceutical company with a focus on the development of novel, proprietary antibody-based products for cancer and inflammatory and autoimmune diseases. Two product candidates are currently in clinical trials. Adecatumumab (MT201), a recombinant human monoclonal antibody, is being evaluated in Phase 2 clinical trials for the treatment of patients with breast cancer and prostate cancer. MT103 is being studied in a Phase 1 clinical trial for the treatment of patients with Non Hodgkin Lymphoma. Micromet has established a drug development platform based on its BiTE ® technology, a unique, antibody-based format that leverages the cytotoxic potential of T cells, the most powerful ‘killer cells’ of the human immune system. Micromet has established collaborations with MedImmune, Inc. and Serono.
About NGN Capital
NGN Capital is a global healthcare venture capital investment firm with offices in New York, NY, Heidelberg, Germany, and Greenwich, CT. NGN has investment capabilities across a broad spectrum of healthcare segments, including drug products, medical devices, and healthcare services, with an emphasis on later-stage opportunities.
Contact: John R. Costantino, or Dr. Peter Johann
+1 212-972-0077
jcostantino@ngncapital.com; pjohann@ngncapital.com
Forward-Looking Statements
This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the efficacy, safety, and intended utilization of the Company’s product candidates including MT103, the conduct and results of future clinical trials, and plans regarding regulatory filings, future research, discovery of new product candidates, and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include difficulties encountered in integrating the businesses of Micromet AG and CancerVax Corporation, the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that preliminary results from clinical trials, including those from the Phase 1 trial of MT103, may not be confirmed upon full analysis of the detailed results of a trial and additional information relating to the safety, efficacy or tolerability of our product candidates, including MT103, may be discovered upon further analysis of the trial data, the risk that we will not obtain approval to market our products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “ongoing”, “may”, “will”, “would”, “could”, “should”, “believes”, “estimates”, “projects”, “potential”, “expects”, “plans”, “anticipates”, “intends”, “continues”, “forecast”, “designed”, “goal”, or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed in our periodic reports and other filings with the SEC.
Any forward-looking statements are made pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, speak only as of the date made. Micromet, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.